Exhibit 21.1
UNIFI, INC.
SUBSIDIARIES

Unifi Percentage
Of Voting
Name	Address	Incorporation	Securities Owned

Unifi Holding 1, BV	Amsterdam, Netherlands	Netherlands	100% — Unifi, Inc.
(“UH1”)

Unifi Holding 2, BV	Amsterdam, Netherlands	Netherlands	100% — UH1
(“UH2”)

Unifi Asia, Ltd.	Hong Kong, China	China	100% — UH2

Unifi Asia Holding,	St Michael, Barbados	Barbados	.01% — Unifi, Inc.
SRL			99.99% — UH2

Unifi do Brasil, Ltda	San Paulo, Brazil	Brazil	99.99% — Unifi, Inc.
.01% — UMI

Unifi Manufacturing,	Greensboro, NC	North Carolina	100% — Unifi, Inc.
Inc. (“UMI”)

Unifi Manufacturing	Greensboro, NC	North Carolina	95% — Unifi, Inc.
Virginia, LLC			5% — UMI

Unifi Textured	Greensboro, NC	North Carolina	100% — UMI
Polyester, LLC

Unifi Kinston, LLC	Greensboro, NC	North Carolina	100% — UMI

Spanco Industries,	Greensboro, NC	North Carolina	100% — UMI
Inc. (“SI”)

Spanco International,	Greensboro, NC	North Carolina	100% — SI
Inc. (“SII”)

Unifi Latin America,	Bogota, Colombia	Colombia, S.A.	84% — SII
S.A. (“ULA”)			15% — Unifi, Inc.